Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Nivalis Therapeutics, Inc. for the registration of common stock, preferred stock, warrants, and debt securities and to the incorporation by reference therein of our report dated March 8, 2016, with respect to the financial statements of Nivalis Therapeutics, Inc.,  included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

July 5, 2016